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                                                                    EXHIBIT 11.1

                        STATEMENT REGARDING COMPUTATION
                             OF PER SHARE EARNINGS

Statement Regarding Computation of                Three months                    Nine months
  Per Share Earnings                           ended September 30,            ended September 30,
----------------------------------       ----------------------------------------------------------
                                                 1997           1996           1997          1996
                                                 ----           ----           ----          ----
Earnings per share:
  Weighted average shares outstanding         1,451,864      1,407,688      1,422,721      1,407,688
  Net income per share                      $       .42    $       .35    $      1.18    $      1.11

Primary earnings per share:
  Weighted average shares outstanding         1,451,864      1,407,688      1,422,721      1,407,688
  Weighted average dilutive warrants            426,146        463,235        450,590        463,235
  Weighted average dilutive stock options        34,138         41,225         38,837         41,225
  Repurchased under treasury stock
     method(1)                                 (282,856)      (281,538)      (284,544)      (281,538)
                                            -----------    -----------    -----------    -----------
  Weighted average common shares
     outstanding and common share
        equivalents                           1,629,292      1,630,610      1,627,604      1,630,610
                                            -----------    -----------    -----------    -----------
Net income                                  $   607,000    $   491,000    $ 1,676,000    $ 1,558,000
Imputed interest income under the
  treasury stock method (net of tax)                 --          7,000          3,000         31,000
                                            -----------    -----------    -----------    -----------
Imputed net income                              607,000        498,000      1,679,000      1,589,000
                                            ===========    ===========    ===========    ===========
Net income per share                        $       .37    $       .31    $      1.03    $       .97
                                            ===========    ===========    ===========    ===========


(1) Dilutive warrants and options calculated up to 20% of total shares outstanding in the applicable periods.






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